Exhibit 10.1

Jonathan Halkyard

President and Chief Executive Officer

Extended Stay America, Inc. and ESH Hospitality, Inc.

11525 N. Community House Rd., Suite 100

Charlotte, NC 28277

Dear Jonathan:

Following up our previous discussion, this letter agreement confirms the terms of your continued employment during the transition period from your leadership to Bruce Haase (the “CEO”).

By counter-signing below, you hereby resign from your positions as President and Chief Executive Officer of Extended Stay America, Inc. (“ESA”) and ESH Hospitality, Inc. (“ESH”), your positions on the ESA and ESH boards of directors, and your officer positions in ESA’s various subsidiaries. As of November 21, 2019, the following terms will become effective:

New Title:	Senior Advisor, reporting to the CEO. You will be an employee of ESA and not an independent contractor.

Advisory Term:	November 21, 2019 through February 25, 2020. Your separation date shall be February 25, 2020 (“Separation Date”).

Duties:	Assistance and advice as needed and requested by the CEO to support his transition into the roles as President and Chief Executive Officer of ESA and ESH. There is no minimum hour commitment on your part.

Place of Work:	You will work remotely.

Compensation:	The compensation for your employment during the Advisory Term will be continued vesting of your outstanding RSUs as described below. You will not be entitled to receive any other compensation for your employment during the Advisory Term, other than pursuant to applicable employee benefits plans, programs or policies, in accordance with their terms and conditions.

Benefits:	During the Advisory Term, you will continue to be eligible to participate in ESA’s standard benefits program through your employment other than ESA’s 401(k) plan.

Reimbursement:	ESA will continue to reimburse you in accordance with ESA’s expense reimbursement policy for out-of-pocket expenses incurred by you during the Advisory Term performing services as requested by the CEO.

Performance RSUs:	Subject to your execution and non-revocation of this letter agreement and Exhibit A attached hereto, 3,978 RSUs will remain eligible to vest as of December 31st 2019 based on actual Adjusted EBITDA results for the 2019 calendar year and 12,056 RSUs will remain eligible to vest based on actual rTSR results for the applicable performance period, in each case, in accordance with your RSU award agreements and provided you are employed by ESA on each such vesting date. For the sake of clarity, any RSUs with respect to which the applicable performance period will not end prior to the Separation Date shall be forfeited immediately for no consideration.

Time Based RSUs:	Subject to your execution and non-revocation of this letter agreement and Exhibit A attached hereto, 32,013 time-vesting RSUs that are scheduled to vest on February 7, 2020, 29,796 time-vesting RSUs that are scheduled to vest on February 23, 2020, and 3,410 time-vesting RSUs that are scheduled to vest on February 21, 2020, in each case, will vest as scheduled provided you are employed by ESA on each such vesting date.

Additional RSU Terms:	You will be entitled to receive distributions (or distribution equivalents) with respect to the above-referenced RSUs pursuant to the terms and conditions of the applicable award agreement. If your employment is terminated by ESA without Cause (as defined in the Severance Plan) prior to the applicable vesting date, you will vest in the above-referenced RSUs on your employment termination date (or as of December 31, 2019, if later).

Severance:

You acknowledge that you are a participant under ESA’s Executive Severance Plan (“Severance Plan”). In accordance with Section 4 of the Severance Plan, subject to (i) your execution and non-revocation of this letter agreement and the general release in Exhibit A, (ii) your continued compliance with the restrictive covenants in Section 6 of the Severance Plan, and (iii) your continued employment through January 17, 2020 (unless your employment is terminated by ESA without Cause (as defined in the Severance Plan) prior to such date), you shall be entitled to the following (the benefits provided for in subsections (a), (b) and (c) referred to herein as the “Severance Benefits”):

(a) a cash payment in the amount of $2,781,000 equal to the sum of (i) one and one-half (1.5x) times your Annual Base Salary (as defined in the Severance Plan) as of November 21, 2019 and (i) one and one-half (1.5x) times your Target Bonus (as defined in the Severance Plan) as of November 21, 2019, payable in a single lump sum on January 17, 2020;

(b) subject to your timely election of healthcare continuation under COBRA, reimbursement for COBRA premiums for the one year period following your employment termination date or until you cease COBRA coverage, to the extent such premiums exceed the amount that you would have paid as an active employee during such period; provided, that, ESA reserves the right to modify this benefit to the extent it is not permitted to be provided by law or not permitted to be provided without penalty to ESA; and

(c) payment for executive outplacement services provided by a firm to be determined by ESA in its sole discretion for a period of six (6) months following your employment termination date.

Restrictive Covenants:	You will be subject to, and required to comply with, the covenants and other provisions contained in Section 6 of the Severance Plan.

Code Section 409A:	You and ESA acknowledge and agree that as of November 21, 2019 you will commence transition services as an employee of ESA at a rate that is less than 20% of the average level of bona fide services provided by you to ESA over the 36-month period immediately preceding such date. Consequently, it is intended that as of November 21, 2019 you shall incur a “separation from service” with ESA within the meaning of Section 409A of the Internal Revenue Code and the regulations promulgated thereunder (including for purposes of ESA’s Deferred Compensation Plan).

Withholding:	ESA shall be entitled to deduct or withhold, or may require you to remit to ESA, at least the minimum statutory amount to satisfy federal, state or local taxes required by law or regulation to be withheld with respect to any benefit provided hereunder.

Release:

In consideration of the payments and benefits that you shall receive under this letter agreement and the Severance Plan, and in consideration of the mutual consideration contained in this letter agreement, the Severance Plan and acknowledged by you in the participation agreement to the Severance Plan, you shall execute a release of claims attached hereto as Exhibit A following your receipt of this letter agreement.

You shall reaffirm the release set forth in this section by executing a reaffirmation in the form attached hereto as Exhibit B (the “Reaffirmation”) on the day after the Separation Date. You further acknowledge that if you sign the Reaffirmation on the day after the Separation Date, it will be voluntary without any duress or compulsion by ESA. If you do not execute the Reaffirmation, all RSUs that become vested pursuant to this letter agreement shall be immediately forfeited for no consideration and be of no further force and effect, but the remainder of this letter agreement shall continue in full force. The date that the Reaffirmation becomes effective herein is referred to as the “Final Release Effective Date.”

Jonathan, please sign below to reflect your agreement to the terms outlined in this memorandum and return to my attention.

/s/ Jonathan Halkyard
Jonathan Halkyard
Date: November 21, 2019

/s/ Christopher Dekle
Christopher Dekle
General Counsel and Corporate Secretary
Extended Stay America, Inc.
Date: November 21, 2019

/s/ Christopher Dekle
Christopher Dekle
General Counsel and Corporate Secretary
ESH Hospitality, Inc.
Date: November 21, 2019

Exhibit A

General Release

Jonathan Halkyard (“Participant”) and Extended Stay America, Inc. (the “Company”), for and in consideration of the payments and benefits that Participant shall receive under the Extended Stay America, Inc. Executive Severance Plan (the “Plan”), and in consideration of the mutual consideration contained in the Plan and acknowledged by the Participant in the Participation Agreement to the Plan, Participant and the Company hereby execute the following General Release (“Release”) and agree as follows (capitalized terms not defined below shall have the meaning set forth in the Plan):

1.    Participant, on behalf of Participant, Participant’s agents, assignees, attorneys, successors, assigns, heirs and executors, to, and Participant does hereby fully and completely forever release each of the Company and those parties for which Participant has provided services in connection with his or her employment by the Company, including without limitation, their respective Affiliates, predecessors and successors and all of their respective past and/or present officers, directors, partners, members, managing members, managers, executives, agents, representatives, administrators, attorneys, insurers and fiduciaries in their individual and/or representative capacities (hereinafter collectively referred to as the “Released Parties”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which Participant or Participant’s heirs, executors, administrators, successors and assigns ever had, now have or may have against the Released Parties or any of them, in law, admiralty or equity, whether known or unknown to Participant, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this Release is signed by Participant, including, without limitation, in connection with or in relationship to Participant’s employment or other service relationship with the Company or its respective Affiliates, the termination of any such employment or service relationship and any applicable employment, compensatory or equity arrangement with the Company or its respective Affiliates (such released claims are collectively referred to herein as the “Released Claims”).

2.    The Released Claims include, without limitation, (i) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise, and (ii) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any compensation claims, or any other claims under any statute, rule, regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief. The Released Claims shall not include any claims (i) to entitlements under the Plan, (ii) for indemnification, advancement of expenses and other right to benefit from the exculpatory provisions pursuant under the organizational documents of the Company or any indemnification agreement with Participant, (iii) any right to accrued salary or vacation, or entitlements under any employee benefit plan maintained by the Company, (iv) with respect to Participant’s rights in his capacity as an equity holder of the Company and its Affiliates, and to payments or benefits under any equity award agreement between the undersigned and the Company, (v) for workers’ compensation or unemployment benefits, (vi) to bring to the attention of the Equal Employment Opportunity claims of discrimination, harassment or retaliation; provided, however, that Participant does release Participant’s right to secure damages for any alleged discriminatory, harassing or retaliatory treatment or (vii) to assert any other rights that may not be waived by an employee under applicable law.

3.    This means that, by signing this Release, Participant shall have waived any right which Participant may have had to bring a lawsuit or make any claim against the Released Parties based on the Released Claims. If any government agency brings any claim or conducts any investigation against the Company, nothing in this Release forbids Participant from cooperating in such proceedings, but by this Release, Participant waives and agrees to relinquish any damages or other individual relief that may be awarded as a result of any such proceedings.

4.    Participant agrees to make himself or herself reasonably available to the Company in connection with any claims, disputes, investigations, regulatory examinations or actions, lawsuits or administrative proceedings relating to matters in which Participant was involved during the period in which Participant was an officer of the Company, and to provide information to the Company, and otherwise cooperate with the Company in the investigation, defense or prosecution of such actions.

5.    Participant represents that he or she has read carefully and fully understands the terms of this Release, and that Participant has been advised to consult with an attorney and has had the opportunity to consult with an attorney prior to signing this Release. Participant acknowledges that he is executing this Release voluntarily and knowingly and that he has not relied on any representations, promises or agreements of any kind made to Participant in connection with Participant’s decision to accept the terms of this Release, other than those set forth in this Release.

6.    Participant acknowledges that Participant has been given at least twenty-one (21) days to consider whether Participant wants to sign this Release and that the Age Discrimination in Employment Act gives Participant the right to revoke this Release within seven (7) days after it is signed, and Participant understands that Participant will not receive any payments due him or her under the Plan until such seven (7) day revocation period (the “Revocation Period”) has passed and then, only if Participant has not revoked this Release. Upon such revocation, this Release and the provisions entitling him or her to future benefits under the Plan shall be null and void and of no further force and effect. To the extent Participant has executed this Release within less than twenty-one (21) days after its delivery to Participant, Participant hereby acknowledges that his or her decision to execute this Release prior to the expiration of such twenty-one (21) day period was entirely voluntary.

/s/ Jonathan Halkyard
Participant

November 21, 2019
Date

Exhibit B

Reaffirmation

Reference is hereby made to the letter agreement (“Agreement”), between the undersigned, Extended Stay America, Inc. (“ESA”), and ESH Hospitality, Inc. (“ESH”, together with ESA, the “Company”), dated as of November 21, 2019, which Agreement contemplates the execution by the undersigned of this Reaffirmation (this “Reaffirmation”). It is acknowledged and agreed that this Reaffirmation will be part of and subject to the terms of the Agreement, and capitalized terms in this Reaffirmation will be as defined in the Agreement unless otherwise defined herein.

The undersigned hereby states, affirms, and agrees as follows:

A.    The release of claims in the Agreement is hereby reaffirmed in full as if fully set forth herein and executed as of the date hereof.

B.    The execution of this Reaffirmation is without any admission of liability by the Company.

C.    The undersigned has considered and understands the terms of this Reaffirmation, the consideration he will receive if he enters into this Reaffirmation and does not revoke it, and what rights and benefits he is giving up, up to and including the date he signs, including his rights under the ADEA. The undersigned has hereby been advised to consult an attorney about the contents and meaning of this Reaffirmation, and has had the opportunity to do so to his satisfaction. The undersigned acknowledges and agrees that he knowingly and voluntarily has entered into this Reaffirmation agreement with complete understanding of all relevant facts, and that he was neither fraudulently induced nor coerced to enter into this Reaffirmation.

Name:	Jonathan Halkyard

Date: